Exhibit 99.1

NEWS
Investor Relations Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087	Media Contact: Nicole Mezlo Communications Lead media@quakerhoughton.com T. 1.202.213.2490
For Release: Immediate
Quaker Houghton Appoints Two New Independent Directors to its Board of Directors
CONSHOHOCKEN, PA (PR Newswire) – July 31, 2024 – Quaker Houghton (NYSE: KWR) today announced the appointment of two new independent directors, Nandita Bakhshi and Lucrèce Foufopoulos-De Ridder, to the company’s Board of Directors, effective immediately.
Michael F. Barry, Chairman of the Board of Directors of Quaker Houghton, stated: “We are extremely pleased to welcome Nandita and Lucrèce to our Board. They are both skilled global executives with extensive operational and strategic experience across a diverse set of global businesses and industries. We are confident these proven leaders will make a meaningful contribution to our Board and the Company.”
Andy Tometich, Chief Executive Officer and President, stated: “We are delighted to welcome Nandita and Lucrèce to the Board. They will provide valuable perspectives and insights as we continue to advance our growth strategy and deliver long-term shareholder value.”
Ms. Bakhshi currently serves as a board member of BMO Financial Corp., BMO Bank N.A., Beyond Meat and Grameen America, Inc. Previously, Ms. Bakhshi served as President and Chief Executive Officer of Bank of the West and was also co-Chief Executive Officer of BNP Paribas USA Inc. Prior to joining Bank of the West, Ms. Bakhshi served as Head of US Consumer Bank and Group Head of Direct Channels at TD Bank, Head of Products and Payments at Washington Mutual, and as Head of Mobile Commerce at First Data. Ms. Bakhshi holds a Master of Arts in international relations from Jadavpur University and a Bachelor of Arts in history from the University of Calcutta.
Ms. Foufopoulos-De Ridder holds 30 years of experience serving the specialty chemicals and materials industry, most recently as Executive Vice President Polyolefins, Circular Economy Solutions and Innovation & Technology of Borealis Group, one of the world’s leading providers of advanced and sustainable polyolefin solutions. Prior to joining the Borealis Group, she served in senior leadership roles at Eastman Chemical, including as Vice President and General Manager, Rubber Additives and Chief Commercial Officer. Previously, she held a variety of business, strategy, commercial and technology leadership roles at the Dow Chemical Company, Rohm and Haas, Dow Corning and Raychem Corporation. Ms. Foufopoulos-De Ridder holds a Master of Science in Polymers and Composites Engineering from European Universities and a Master of Science in Materials Engineering from the University of Gent.
About Quaker Houghton:
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,400 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.